Exhibit 10.36

A I G AMERICAN INTERNATIONAL COMPANIES®			POLICY NUMBER 361-27-97 REPLACEMENT OF POLICY NUMBER 282-47-42

☐	AIU Insurance Company	☐	Illinois National Insurance Company
☐	American International South Insurance Company	☒	National Union Fire Insurance Co. of Pittsburgh, Pa.®
☐	Birmingham Fire Insurance Company of Pennsylvania	☐	National Union Fire Insurance Company of Louisiana
☐	Granite State Insurance Company	☐	New Hampshire Insurance Company

(each of the above being a capital stock company)

EXCESS INSURANCE POLICY

NOTICE: EXCEPT TO SUCH EXTENT AS MAY OTHERWISE BE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED GENERALLY TO LIABILITY FOR ONLY THOSE CLAIMS THAT ARE FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD AND REPORTED IN WRITING TO THE INSURER PURSUANT TO THE TERMS OF THIS POLICY. PLEASE READ THE POLICY CAREFULLY AND DISCUSS THE COVERAGE THEREUNDER WITH YOUR INSURANCE AGENT OR BROKER.

NOTICE: THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS SHALL BE REDUCED BY AMOUNTS INCURRED FOR LEGAL DEFENSE. AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL BE APPLIED AGAINST THE RETENTION AMOUNT.

DECLARATIONS

ITEM 1.	NAMED INSURED:	RICHARDSON ELECTRONICS LTD INC

	MAILING ADDRESS:	40 W 267 KESLINGER RD
LAFOX, IL 60147

STATE OF INCORPORATION/FORMATION OF THE NAMED INSURED: Delaware

ITEM 2.	(a)	FOLLOWED POLICY shall be the following:
INSURER: Federal Insurance Company
POLICY NO.: 8125-6460

	(b)	FOLLOWED POLICY SECTION
This policy shall follow the terms and conditions of the following coverage sections of the Followed Policy only:

Coverage Section	Form Number
General Terms & Conditions Section	14-02-7302DFED (Ed. 11/2002)
Executive Liability and Entity	14-02-7303DFED (Ed. 11/2002)
Securities Liability Coverage
Section

7248763

ITEM 3.	POLICY PERIOD: From: June 30, 2004 To: June 30, 2005

(12:01 A.M. standard time at the address stated in Item 1.)

ITEM 4:	(a) LIMIT OF LIABILITY: $5,000,000 aggregate for all coverages and all Insured(s) afforded coverage under this policy combined and excess of Total Underlying Limits in Item 4(b) (including Defense Costs),

(b) TOTAL UNDERLYING LIMITS:
$25,000,000

ITEM 5.	SCHEDULE OF PRIMARY AND UNDERLYING EXCESS POLICIES:

Insurer	Policy Number	Limits	Policy Period
Primary Policy: Federal Insurance Company	8125-6460	$15,000,000	06/3012004-06130/2005

Underlying Excess Policy: St. Paul Mercury Insurance Co.	512CM1175	$10,000,000 Excess of $15,000,000	06/30/2004-06/30/2005

ITEM 6.	PREMIUM: $58,631

Premium for Certified Acts of Terrorism Coverage under Terrorism Risk Insurance Act 2002: $581 included in policy premium.

Any coverage provided for losses caused by an act of terrorism as defined by TRIA (TRIA Losses) may be partially reimbursed by the United States under a formula established by TRIA as follows: 90% of TRIA Losses in excess of the insurer deductible mandated by TRIA, the deductible to be based on a percentage of the insurer’s direct earned premiums for the year preceding the act of terrorism.

A copy of the TRIA disclosure sent with the original quote is attached hereto.

ITEM 7.	NAME AND ADDRESS OF INSURER (“Insurer”)

National Union Fire Insurance Company of Pittsburgh, Pa.
175 Water Street
New York, NY 10038

7248763

POLICYHOLDER DISCLOSURE STATEMENT

UNDER

TERRORISM RISK INSURANCE ACT OF 2002

You are hereby notified that under the federal Terrorism Risk Insurance Act of 2002 (the “Act”) effective November 26, 2002, you now have a right to purchase insurance coverage for losses arising out of an Act of Terrorism, which is defined in the Act as an act certified by the Secretary of the Treasury (i) to be an act of terrorism, (ii) to be a violent act or an act that is dangerous to (A) human life; (8) property or (C) infrastructure, (iii) to have resulted in damage within the United States, or outside of the United States in case of an air carrier or vessel or the premises of a U.S. mission and (iv) to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. You should read the Act for a complete description of its coverage. The Secretary’s decision to certify or not to certify an event as an Act of Terrorism and thus covered by this law is final and not subject to review. There is a $100 billion dollar annual cap on all losses resulting from Acts of Terrorism above which no coverage will be provided under this policy and under the Act unless Congress makes some other determination.

For your information, coverage provided by this policy for losses caused by an Act of Terrorism may be partially reimbursed by the United States under a formula established by the Act. Under this formula the United States pays 90% of terrorism losses covered by this law exceeding a statutorily established deductible that must be met by the insurer, and which deductible is based on a percentage of the insurers direct earned premiums for the year preceding the Act of Terrorism.

COPY OF DISCLOSURE SENT WITH ORIGINAL QUOTE

Insured Name: RICHARDSON ELECTRONICS LTD INC

Policy Number: 361-27-97

Policy Period Effective Date From: June 30, 2004 To: June 30, 2005

IN WITNESS WHEREOF, the Insurer has caused this policy to be signed on the Declarations page by its President, a Secretary and a duly authorized representative of the insurer.

SECRETARY	PRESIDENT

AUTHORIZED REPRESENTATIVE

COUNTERSIGNATURE DATE	COUNTERSIGNED AT

ARC EXCESS & SURPLUS LLC

1122 FRANKLIN AVENUE

GARDEN CITY, NY 11530

7248763

A I G AMERICAN INTERNATIONAL COMPANIES®

EXCESS INSURANCE POLICY

In consideration of the payment of the premium, and in reliance upon the statements made to the Insurer by application forming a part hereof and its attachments and the material incorporated therein, the Insurer, agrees as follows:

I.	INSURING AGREEMENTS

This policy shall provide the Insureds and the Company with coverage in accordance with the same terms, conditions, exclusions and limitations of the Followed Policy as listed in Item 2 of the Declarations as they were in existence on the inception date of this policy as described in Item 3 of the Declarations (except as regards the premium, limits of liability and the policy period) subject to:

(a)	the warranties, terms, conditions, exclusions and limitations of this policy, including any endorsement attached hereto, and

(b)	the provision that, notwithstanding any other provision of this policy, in no event shall this policy provide coverage broader than that provided by the Followed Policy, unless such broader coverage is specifically agreed to by the Insurer and identified as broader coverage in a written endorsement attached hereto.

II.	DEFINITIONS

Unless otherwise indicated below, the Definitions of the Followed Policy shall have the same meaning in this policy.

(a)	“Claim”, “Discovery Clause”, “Insured(s)”, “Loss”, “Subsidiary” and “Wrongful Act” shall have the same meaning in this policy as is attributed to it in the Followed Policy.

(b)	“Company” shall mean the Named Insured and any Subsidiary thereof.

(c)	“Followed Policy” shall mean the policy listed in Item 2 of the Declarations.

(d)	“Insurer” shall mean the entity listed in Item 7 of the Declarations.

(e)	“Policy Period” shall mean the period of time from the inception date shown in Item 3 of the Declarations to the earlier of the expiration date shown in Item 3 of the Declarations or the effective date of cancellation of this policy.

(f)	“Total Underlying Limits” shall mean the amount set forth in item 4(b) of the Declarations, which is the aggregate sum of the limit of liability of all Underlying Policies.

(g)	“Underlying Insurers” means the insurer(s) of each respective Underlying Policy.

(h)	“Underlying Policy(ies)” means any policy set forth in Item 5 of the Declarations.

III.	LIMIT OF LIABILITY

The Limit of Liability stated in Item 4(a) of the Declarations is the limit of the insurer’s liability for all Loss in excess of the Total Underlying Limit, arising out of all Claims first made against the Insureds during the Policy Period and the Discovery Period (if applicable) and reported in writing to the Insurer pursuant to the terms of this policy; however, the Limit of Liability for the Discovery Period shall be part of, and not in addition to, the Limit of Liability for the Policy Period. Further, any Claim that is made subsequent to the Policy Period or Discovery Period (if applicable), which, pursuant to Clause V(b), is considered made during the Policy Period or Discovery Period, shall also be subject to the one aggregate Limit of Liability stated in Item 4(a). of the Declarations.

It is expressly agreed that liability for any covered Loss with respect to Claims first made against the Insureds during the Policy Period and the Discovery Period (if applicable) and reported in writing to the Insurer pursuant to the terms of this policy shall attach to the Insurer only after the Underlying Insurers and/or the Insureds or the Company shall have paid the full amount of the Total Underlying Limits, and the Company or the Insureds shall have paid the full amount of the applicable Retention amount under any Underlying Policy. In the event, and only in the event, of exhaustion of the Total Underlying Limits by reason of the Underlying Insurers and/or the Insured or the Company paying Loss covered thereunder, this policy shall: (i) in the event of reduction, pay excess of the reduced Total Underlying Limits, and (ii) in the event of exhaustion, continue in force as primary insurance.

This policy shall “drop down” (continue in force as primary insurance) only in the event of exhaustion of the Total Underlying Limits as described above and shall not drop down for any other reason, including, but not limited to, uncollectability (in whole or in part) of any limit of liability of any Underlying Policy, existence of a sub-limit of liability in any Underlying Policy, or any Underlying Policy containing terms and conditions different from the Followed Policy.

IV.	UNDERLYING LIMITS

It is a condition of this policy that each Underlying Policy shall be maintained in full effect with solvent insurers during the Policy Period, except for any reduction or exhaustion of each Underlying Policy’s respective part of the Total Underlying Limits contained therein by reason of Loss(es) paid, for which the Underlying Insurer has agreed to pay or for which the Underlying Insurer been held liable to pay under their respective Underlying Policy (as provided for in Clause III above). Failure to comply with the foregoing shall not invalidate this policy, but in the event of such failure, the Insurer shall be liable only to the extent that it would have been liable had the Insureds and the Company complied with such condition.

Unless the Insurer otherwise agrees in writing, this policy shall immediately and automatically terminate if the Company fails to notify the Insurer as set forth in Clause V(c) of this policy that any Underlying Policy has ceased to be in full effect. If such notification is made, then this policy shall continue in effect, but the Company, the insured(s) or an insurer providing replacement coverage (if such replacement coverage is obtained) shall be liable for the amount of the underlying limit of such ceased Underlying Policy, and the Insurer shall be liable only to the extent that it would have been liable had the Underlying Policy not ceased. Unless the Insurer otherwise agrees in writing, this policy shall automatically terminate 30 days following the date any Underlying insurer becomes subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or is taken over by any regulatory authority, unless the Named Insured obtains replacement coverage for such Underlying Policy within such 30 day period. The risk of uncollectability of (in whole or in part) of any limit of liability of any Underlying Policy, whether because of financial impairment or insolvency of an Underlying Insurer, or for any other reason, is expressly retained by the Insureds and the Company and is not in any way or under any circumstances insured or assumed by the insurer.

If, during the Policy Period or any Discovery Period (if applicable), the terms, conditions, exclusions or limitations of the Followed Policy are changed in any mariner, the Company or the Insureds shall, as a condition precedent to their rights under this policy, give to the Insurer, as soon as practicable, written notice of the full particulars thereof. This policy shall become subject to any such changes upon the effective date of the changes in the Followed Policy, but only upon the condition that the Insurer agrees to follow such changes by written endorsement attached hereto, and the Named Insured agrees to any additional premium or amendment of the provisions of this policy required by the Insurer, relating to such changes. Further, such new coverage Is conditioned upon the Named Insured paying, when due, any additional premium required by the Insurer relating to such changes.

V.	NOTICES AND CLAIM REPORTING PROVISIONS

(a)	The Company or the Insureds shall, as a condition precedent to the obligations of the Insurer under this policy, give written notice to the Insurer at the address indicated in Item 7 of the Declarations page in the same manner and to the extent permitted by the terms and conditions of the Followed Policy, of any Claim made against the Insureds.

(b)	If during the Policy Period or during the Discovery Period (if applicable), (i) written notice of a Claim has been given to the Insurer pursuant to Clause V(a) above, or ( ii) to the extent permitted by the terms and conditions of the Followed Policy, written notice of circumstances that might reasonably be expected to give rise to a Claim has been given to the Insurer, then any Claim that is subsequently made against the Insureds and reported to the Insurer alleging, arising out of, based upon or attributable to the facts alleged in the Claim or circumstances of which such notice has been given, or alleging any Wrongful Act which is the same as or related to any Wrongful Act alleged in the Claim or circumstances of which such notice has been given, shall be considered made at the time such Claim or circumstances has been given to the Insurer.

(c)	The Company or the Insureds shall, as a condition precedent to the obligations of the Insurer under this policy, give written notice to the Insurer of the following events as soon as practicable, but in no event later than 30 days after an Insured or the Company becoming aware of the following:

(i)	The cancellation or nonrenewal of any Underlying Policy or any Underlying Policy otherwise ceasing to be in effect or any part of the Total Underlying Limits being uncollectible (in part or in whole); or

(ii)	Any Underlying Insurer becoming subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding, or being taken over by any regulatory authority.

(iii)	The Named Insured consolidating with or merging into, or selling all or substantially all of its assets to, any other person or entity or group of persons or entities acting in concert; or

(iv)	Any person or entity or group of persons or entities acting in concert acquiring an amount of the outstanding securities representing more than 50% of the voting power for the election of Directors of the Named Insured, or acquiring the voting rights of such an amount of such securities.

VI.	CLAIM PARTICIPATION

The insurer shall have the right, in its sole discretion, but not the obligation, to associate effectively with the Company and the Insureds in the defense and settlement of any Claim that appears to the Insurer to be reasonably likely to involve the Insurer, including, but not limited to effectively associating in the negotiation of a settlement. The Insureds shall defend and contest any such Claim. The Company and the Insureds shall give the insurer full cooperation and such information as it may reasonably require. The failure of the Insurer to exercise any right under this paragraph at any point in the handling of the defense and settlement of a Claim shall not act as a waiver of or limit the right of the Insurer to exercise such rights at any other point in the handling of the defense and settlement of a Claim, including the right to associate effectively in the negotiation of a settlement.

The Insurer does not assume any duty to defend any Claim, unless the term and conditions of the Followed Policy state otherwise, and in such event only to the extent permitted or required by the terms and conditions of the Followed Policy. The Insureds shall not admit or assume any liability, enter into any settlement agreement, stipulate to any judgment or incur any Defense Costs, in regard to any Claim that appears to the Insurer to be reasonably likely to involve the Insurer, without the prior written consent of the insurer. Only those settlements, stipulated judgments and Defense Costs that have been consented to by the Insurer shall be recoverable as Loss under the terms of this policy. The Insurer’s consent shall not be unreasonably withheld, provided that the insurer shall be entitled to associate effectively in the defense and the negotiation of any settlement of any Claim in order to reach a decision as to reasonableness.

VII.	CANCELLATION CLAUSE

This policy may be canceled by the Named Insured by mailing prior written notice to the Insurer or by surrender of this policy to the Insurer or its authorized agent at the address set forth in Item 7 of the Declarations and within the time period and in the manner set forth in the Followed Policy. This policy may also be canceled by or on behalf of the Insurer by delivering to the Named Insured or by mailing to the Named Insured, by registered, certified, or other first class mail, at the Named Insureds address set forth in the Declarations, written notice stating when, not less than the time period set forth in the Followed Policy (15 days for cancellation due to failure to pay premium) the cancellation shall be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice. The Policy Period terminates at the date and hour specified in such notice, or at the date and time of surrender.

If this policy shall be canceled by the Named Insured, the Insurer shall retain the customary short rate proportion of the premium hereon. If this policy shall be canceled by the Insurer, the Insurer shall retain the pro rata proportion of the premium hereon.

Payment or tender of any unearned premium by the insurer shall not be a condition precedent to the effectiveness of cancellation, but such payment shall be made as soon as practicable.

If the period of limitation relating to the giving of notice is prohibited or made void by any law controlling the construction thereof, such period shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

VIII. OTHER CONDITIONS

The Insurer shall be entitled to all the rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with all the terms and conditions of the Followed Policy, specifically including, but not limited to, the right of subrogation, other insurance, notice and authority, assignment and action against the insurer.

IX.	PREMIUM

The premium under this policy is a flat premium and is not subject to adjustment except as otherwise provided herein.

X.	CHANGES

Notice to or knowledge possessed by any person shall not effect a waiver of or a change in any part of this policy or estop the Insurer from asserting any right under the terms of this policy; nor shall the terms of this policy be waived or changed, except by endorsement issued to form a part hereof, signed by the Insurer or its authorized representative.

Xl.	DISPUTE RESOLUTION PROCESS

It is hereby understood and agreed that all disputes or differences which may arise under this policy, whether arising before or after termination of this policy, including any determination of the amount of Loss, shall be subject to the dispute resolution process (“ADR”) set forth in this clause.

Either the Insurer and the Insureds may elect the type of ADR discussed below; provided, however, that the Insureds shall have the right to reject the Insurer’s choice of ADR at any time prior to its commencement, in which case the Insureds’ choice of ADR shall control.

The Insurer and Insureds agree that there shall be two choices of ADR: (1) non-binding mediation administered by the American Arbitration Association, in which the Insurer and Insureds shall try in good faith to settle the dispute by mediation under or in accordance with its then-prevailing Commercial Mediation Rules; or (2) arbitration submitted to the American Arbitration Association under or in accordance with its then-prevailing commercial arbitration rules, in which the arbitration panel shall be composed of three disinterested individuals. In either mediation or arbitration, the mediator(s) or arbitrators shall have knowledge of the legal, corporate management, or insurance issues relevant to the matters in dispute.

The mediator(s) or arbitrators shall also give due consideration to the general principles of the law of the state where the Named Insured is incorporated in the construction or interpretation of the provisions of this policy; provided, however, that the terms, conditions, provisions and exclusions of this policy are to be construed in an even-handed fashion in the manner most consistent with the relevant terms, conditions, provisions or exclusions of the policy. In the event of arbitration, the decision of the arbitrators shall be final and binding and provided to both parties, and the arbitrators’ award shall not include attorneys fees or other costs. In the event of mediation, either party shall have the right to commence a judicial proceeding; provided, however, that no such judicial proceeding shall be commenced until the mediation shall have been terminated and at least 120 days shall have elapsed from the date of the termination of the mediation in all events, each party shall share equally the expenses of the ADR.

Either choice of ADR may be commenced in either New York, New York; Atlanta, Georgia; Chicago, Illinois; Denver, Colorado; or in the state indicated in Item 1 of the Declarations page as the mailing address for the Named Insured. The Named Insured shall act on behalf of all insureds in selection of the ADR in accordance with this clause.

XII.	HEADINGS

The descriptions in the headings and any subheadings of this policy (including any titles given to any endorsement attached hereto) are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

ENDORSEMENT# 1

This endorsement, effective 12:01 am                                                          June 30, 2004                                                  forms a part of

policy number 361-27-97

issued to RICHARDSON ELECTRONICS LTD INC

by National Union Fire Insurance Company of Pittsburgh, Pa.

ILLINOIS

AMENDATORY ENDORSEMENT

Wherever used in this endorsement: 1) “we”, “us”, “our”, and “Insurer” mean the insurance company which issued this policy; and 2) “you”, “your”, “Named Insured”, and “Insured” mean the Named Corporation, Named Organization, Named Sponsor, Named Insured, or Insured stated in the declarations page; and 3) “Other insured(s)” means all other persons or entities afforded coverage under the policy.

CANCELLATION AND NONRENEWAL

A.	The cancellation condition of this policy is replaced by the following:

CANCELLATION

1.	The Named Insured may cancel this policy by mailing to the Insurer advance written notice of cancellation.

2.	If this policy has been in effect for sixty (60) days or less, the Insurer may cancel this policy by mailing to the Named Insured written notice of cancellation at least:

a.	Ten (10) days before the effective date of cancellation if the Insurer cancels for nonpayment of premium; or

b.	Thirty (30) days before the effective date of cancellation if the Insurer cancels for any other reason.

3.	If this policy has been in effect for more than sixty (60) days the Insurer may cancel this policy only for one or more of the following reasons:

a.	Nonpayment of premium;

b.	The policy was obtained through a material misrepresentation;

c.	The Named Insured or Other Insured(s) have violated any of the terms and conditions of the policy;

d.	The risk originally accepted has measurably increased;

e.	Certification to the Director of Insurance of the loss of reinsurance by the Insurer which provided coverage to the Insurer for all or a substantial part of the underlying risk insured; or

f.	A determination by the Director that the continuation of the policy could place the Insurer in violation of the insurance laws of this State.

If the insurer cancels this policy based on one or more of the above reasons except for nonpayment of premium, the Insurer will mail written notice to the Named insured at least sixty (60) days before the effective date of cancellation. When cancellation is for nonpayment of premium, the Insurer will mail notice at least ten (10) days before the effective date of cancellation.

END 001

ENDORSEMENT# 1 (continued)

4.	The Insurer will mail the notice to the Named Insured and the agent or broker at the last addresses known to the Insurer.

5.	Notice of cancellation wilt state the effective date of cancellation and a specific explanation of the reason or reasons for cancellation. The policy period will end on that date.

6.	If this policy is cancelled, the Insurer will send the Named insured any premium refund due. If the Insurer cancels, the refund will be pro rata. If the Named Insured cancels, the refund may be less than pro rata. The cancellation will be effective even if the Insurer has not made or offered a refund.

7.	Proof of mailing will be sufficient proof of notice.

B.	The following is added:

NONRENEWAL

1.	If the Insurer decides not to renew this policy, the Insurer will mail written notice stating the reason for nonrenewal to the Named insured’s last mailing address known to the Insurer at least sixty (60) days before the expiration date of the policy. A copy of the notice will also be sent to:

a.	The broker, if known to the Insurer, or the agent of record; and

b.	The last known mortgagee or lienholder named in the policy at the last mailing address known to the insurer.

This paragraph does not apply if the Insurer has manifested a willingness to renew directly to the Named Insured.

All other terms, conditions and exclusions remain unchanged.

AUTHORIZED REPRESENTATIVE

END 001

ENDORSEMENT# 2

This endorsement, effective 12:01 am	June 30, 2004	forms a part of policy
number 361-27-97

issued to RICHARDSON ELECTRONICS LTD INC

by National Union Fire Insurance Company of Pittsburgh, Pa.

Pending And Prior Litigation Exclusion For Excess Limits

In consideration of the premium charged, it is understood and agreed that with respect to the Limit of Liability $10,000,000 excess of the first $25,000,000 Limit of Liability stated in the Declarations, the Insurer shall not be liable for any Loss in connection with any Claims) (including but not limited to any derivative or representative class action(s)) made against any Insured(s):

(a)	alleging, arising out of, based upon or attributable to or the same as any pending or prior litigation as of June 30, 2003 or alleging or derived from the same or essentially the same facts as alleged in such pending or prior litigation.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 002

ENDORSEMENT# 3

This endorsement, effective 12:01 am	June 30, 2004	forms a part of policy
number 361-27-97

issued to RICHARDSON ELECTRONICS LTD INC

by National Union Fire Insurance Company of Pittsburgh, Pa.

Reliance Upon Other Carrier’s Application

In granting coverage under this policy, it is agreed that the Insurer has relied upon the statements and representations contained in the below referenced application (including materials submitted thereto and, if such application is a renewal application, all such previous policy applications, and their attachments and materials, for which this policy is a renewal or succeeds in time) as being accurate and complete. It is further understood and agreed that the Named Insured and the Insureds warrant and represent to the Insurer that the statements and representations made in such application were accurate on the date such representations and statement were so given and that in connection therewith the Insureds hereby reaffirm each and every statement made in the application to Federal Insurance Company as accurate as of October 22, 2004 as if it was made to the Insurer on such date. All such statements and representations shall be deemed to be material to the risk assumed by the Insurer, are the basis of this policy and are to be considered as incorporated into this policy.

TYPE OF POLICY APPLICATION	CARRIER	DATE SIGNED

Application Executive Liability And Indemnification Coverage Section	Federal Insurance Company	October 22, 2004

ALL OTHER TERMS, CONDITIONS AND LIMITATIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 003

ENDORSEMENT# 4

This endorsement, effective 12:01 am	June 30, 2004	forms a part of policy
number 361-27-97

issued to RICHARDSON ELECTRONICS LTD INC

by National Union Fire Insurance Company of Pittsburgh, Pa.

SPECIFIC TERM/ CONDITION/ENDORSEMENT

NON-FOLLOW FORM ENDORSEMENT

In consideration of the premium charged it is hereby understood and agreed that this policy follows the terms and conditions of the Followed Policy, (pursuant to the terms, conditions and exclusions of this policy), except that in no event shall this policy be construed to follow the following terms, conditions and/or endorsements) of the Followed Policy:

TERMS/CONDITIONS/ENDORSEMENTS	TITLE/DESCRIPTION

Crime Coverage Section	14-02-7307DFED (Ed. 11/2002)

Fiduciary Liability Coverage Section	14-02-7306DFED (Ed. 11/2002)

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 004